                                  EXHIBIT 11

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (in thousands except per share data)

                                                For the Three Months
                                                     December 31,
                                                --------------------
                                                  1994        1993
                                                ---------  ---------
Net loss                                        $ (11,714) $  (6,245)
                                                =========  =========

Weighted average common shares outstanding         22,074     22,079
Dilutive common stock equivalents                      --         --
                                                ---------  ---------
Total weighted average common
shares outstanding                                 22,074     22,079
                                                =========  =========

Net loss per share                              $   (0.53) $   (0.28)
                                                =========  =========